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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                     New England Investment Companies, L.P.
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                                (Name of issuer)

                                    LP Units
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                         (Title of class of securities)

                                    644095101
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 644095101                  13G                      Page 2 of 5 Pages
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Reich & Tang, Inc.

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /  (b)/ /

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3.    SEC USE ONLY

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4.    CITIZEN OR PLACE OF ORGANIZATION
      Delaware

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                5.        SOLE VOTING POWER
NUMBER OF                 6,386,600 LP Units*
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
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                6.        SHARED VOTING POWER
                          0
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                7.        SOLE DISPOSITIVE POWER
                          6,386,600 LP Units*
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                8.        SHARED DISPOSITIVE POWER
                          0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      6,386,600 LP Units*

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*     / /

      *Does not include 101,500 LP Units contributed to New England Investment Companies, L.P. Restricted Unit Plan as to which Reich & Tang, Inc. retains certain income or reversionary rights.

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      15.78%

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12.   TYPE OF REPORTING PERSON*
      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a).     Name of Issuer:

                           New England Investment Companies, L.P.

Item 1(b).     Address of Issuer's principal executive offices:

                           399 Boylston Street
                           Boston, Massachusetts 02117

Item 2(a).     Name of person filing:

                           Reich & Tang, Inc.

Item 2(b).     Address of principal business office or, if none, residence:

                           125 Cove Neck Road
                           Oyster Bay, New  York 11771

Item 2(c).     Citizenship:

                           Delaware

Item 2(d).     Title of Class of securities:

                           LP Units

Item 2(e).     CUSIP Number:

                           644095101

Item 3. If this statement is filed pursuant to Rules 13d-1(b); Or 13d-2(b), check whether the person filing is a:

               (a)   / /  Broker or Dealer registered under Section 15 of the
                          Act,

               (b)   / /  Bank as defined in Section 3(a)(6) of the Act,

               (c)   / /  Insurance Company as defined in Section 3(a)(19) of
                          the Act,

               (d)   / /  Investment Company registered under Section 8 of the
                          Investment Company Act,

               (e)   / /  Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940,


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               (f)   / /  Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

               (g)   / /  Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G). (Note: see item 7),

               (h)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H),

Item 4.  Ownership.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)      Amount beneficially owned:

                                    6,386,600 LP Units(1)

                  (b)      Percent of Class:

                                    15.78%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct to vote:

                                            6,386,600

                           (ii)     Shared power to vote or to direct the vote:

                                            -0-

                           (iii) Sole power to dispose or to direct the disposition of:

                                            6,386,600(1),

--------

         (1) Does not include 101,500 LP Units contributed to New England Investment Companies, L.P. Restricted Unit Plan as to which Reich & Tang, Inc. retains certain income or reversionary rights.

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                           (iv)     Shared power to dispose or to direct the
                                    disposition of:

                                            -0-.

Item 5.        Ownership of five percent or less of a Class.

                           Not applicable.

Item 6.        Ownership of more than five percent on behalf of another person.

                           No other person is known to have the right to receive or the power to direct the receipt of distributions from, or the proceeds from the sale of, such securities.

Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the Parent Holding Company.

                           Not applicable.

Item 8.         Identification and Classification of Members of the Group.

                           Not applicable.

Item 9.         Notice of Dissolution of Group.

                           Not applicable.

Item 10.        Certification.

                           Not applicable.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 1997
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(Date)

/s/ Lorraine C. Hysler
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(Signature)

Lorraine C. Hysler, Secretary
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(Name/Title)


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